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                                                                      EXHIBIT 99


FOR IMMEDIATE RELEASE

INVESTOR AND MEDIA CONTACTS:

Anthony S. Cleberg         Colleen T. Bauman         Steven H. Benrubi
Chief Financial Officer    Investor Relations        Treasurer
(248) 340-9090             (248) 340-7731            (248) 340-7729


                           CHAMPION ENTERPRISES, INC.
                    ANNOUNCES CAPITAL STRUCTURE IMPROVEMENTS

         AUBURN HILLS, MICH., JULY 5, 2001--CHAMPION ENTERPRISES, INC. (NYSE:
CHB), the nation's leading housing manufacturer, today announced that it has successfully negotiated two separate transactions to improve its capital structure and short-term liquidity. In these efforts, Champion has completed the private placement of $20 million of a newly designated class of convertible preferred stock with Fletcher International, Ltd., an affiliate of investment firm Fletcher Asset Management, Inc. Champion has also restructured its liability for deferred purchase price related to a 1998 retail acquisition.

         Champion's Chairman, President, and Chief Executive Officer, Walter R. Young, commented, "We're pleased that these transactions improve our short-term liquidity, balance sheet, and capital structure. They increase our confidence about working through the final stages of the current industry cycle and the near-term economic uncertainty. Combined with our efforts to reduce working capital, retail inventory and debt, we feel the company is better positioned for the challenges and opportunities which lie ahead." Young added, "We are also happy to be partnering with such a well-respected organization as Fletcher International, Ltd."

         The preferred stock has a seven-year term with a 5% annual dividend, which is payable at Champion's option in either cash or common stock, and is convertible into common stock at a conversion price of $15.93 per share during the first six months. Six months after issuance the conversion price will be adjusted to 120% of the common stock's market value, subject to certain limitations. Following 24 months of issuance, the preferred stock is redeemable by Fletcher in either cash or common stock at Champion's option. Fletcher can purchase an additional $12 million of preferred stock over the next 21 months on similar terms.

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CHB/ 2

         In a separate transaction, the payment terms for a deferred purchase price liability were changed to allow Champion the option to use common stock or cash for up to $26 million of the obligation. Further, the time period over which the liability is payable has been changed, with a portion due this July and the remaining $26 million due quarterly without interest over the next 3 1/2 years. This agreement replaces Champion's original obligation to pay $32 million in cash in June 2002. The Company's preference would be to pay cash to minimize the effects of dilution, however the new terms allow for flexibility.

         Young concluded, "We're encouraged by the substantial progress we've made to improve our liquidity and capital structure. These combined transactions will improve our cash position at June 30, 2002 by at least $38 million. If the maximum number of common shares were issued under both agreements during the term at the current conversion price and we obtain the $58 million cash flow benefit, the dilution would be 8.5%. With our improved flexibility, we look to increase shareholder value by continuing to strengthen our manufacturing, retail and Genesis businesses."


About Champion

         Champion Enterprises, Inc., headquartered in Auburn Hills, Michigan, is the industry's leading manufacturer and has produced more than 1.5 million homes since the company was founded. The company operates 49 homebuilding facilities and 230 retail locations. Champion's homes are also sold by more than 1,000 independent retail locations that have joined either the Champion Home Center or the Alliance of Champions retail distribution networks. Further information can be found using the company's website, www.championhomes.net.

About Fletcher

         Fletcher International, Ltd. and other affiliates of New York investment firm Fletcher Asset Management, Inc. make direct investments in a wide range of established and growing public companies in a variety of industries. More information about Fletcher International, Ltd. and Fletcher Asset Management, Inc. may be found on their website, www.fletcher.com.

Forward Looking Statements

         This news release contains certain statements, including assessments of short-term liquidity, working capital needs, and industry conditions, and initiatives to grow operations and to improve shareholder value, which could be construed to be forward looking statements within the meaning of the Securities and Exchange Act of 1934. These statements reflect the company's views with respect to future plans, events and financial performance. The company does not undertake any obligation to update the information contained herein, which speaks only as of the date of this press release. The company has identified certain risk factors which could cause actual results and plans to differ substantially from those included in the forward looking statements. These factors are discussed in the company's most recently filed Form 10-K, and that discussion regarding risk factors is incorporated herein by reference.